EXHIBIT 21.1

To
FORM 10

DATED MAY 20, 2011

LIST OF SUBSIDIARIES

1.	Springer Mining Company (Nevada) – 100% owned
2.	Wolfram Jack Mining Corp. (Nevada) – 100% owned
3.	The Technology Store, Inc. (Nevada) – 100% owned